EXHIBIT 10.1
Execution Version

Fourth Amendment to Amended and Restated Credit Agreement

This Fourth Amendment to Amended and Restated Credit Agreement (this “Amendment”), dated as of February 10, 2010, is among SunPower Corporation, a Delaware corporation (“SunPower”), SunPower North America, LLC, a Delaware limited liability company (“SunPowerNA”), SunPower Corporation, Systems, a Delaware corporation (“SunPower Systems”), and Wells Fargo Bank, National Association (“Bank”).

Recitals

Whereas SunPower and Bank have previously entered into that certain Amended and Restated Credit Agreement, dated as of March 20, 2009 (as amended, amended and restated and/or otherwise supplemented or modified prior to the date hereof (including, without limitation, pursuant to that certain First Amendment to Amended and Restated Credit Agreement, dated as of April 17, 2009, that certain Second Amendment to Amended and Restated Credit Agreement, dated as of August 31, 2009, and that certain Third Amendment to Amended and Restated Credit Agreement, dated as of December 22, 2009 (the “Third Amendment”), and pursuant to that certain Consent to New Indebtedness, dated as of April, 2009 (the “Consent”)), the “Existing Credit Agreement”);

Whereas each of SunPower, SunPowerNA and SunPower Systems has requested that Bank, subject to and upon the terms and conditions contained herein, amend the Existing Credit Agreement; and

Whereas Bank is willing, subject to and upon the terms and conditions contained herein, to amend the Existing Credit Agreement;

Agreement

Now, therefore, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

Section 1.               Definitions.  Each capitalized term used but not otherwise defined herein has the meaning ascribed thereto in the Existing Credit Agreement.

Section 2.       Amendments to Credit Agreement.  Subject to Section 4 hereof and notwithstanding anything to the contrary contained in the Existing Credit Agreement, the Existing Credit Agreement is hereby amended as follows:

(a)      The covenant of SunPower set forth in Section 3(c) of the Third Amendment is hereby amended by deleting the reference to “February 16, 2010” contained therein and by substituting therefor a reference to “March 16, 2010”; provided that, notwithstanding Section 4 hereof, the foregoing amendment shall not become effective unless, on or before February 15, 2010:  (i) any Event of Default under Section 6.1(d) of the Existing Credit Agreement arising by virtue of the Specified Events of Default (as that term is defined in the Third Amendment) has been waived by the party(ies) to the affected contract(s) or instrument(s) under which the default(s) exist through March 16, 2010 or permanently; and (ii) the time period by which SunPower must comply with any covenant contained in any such contract(s) or instrument(s) that is identical to or substantially similar to the covenant of SunPower contained in Section 3(c) of the Third Amendment has been extended to a date not earlier than March 16, 2010, in each of the

Fourth Amendment to
Amended and Restated Credit Agreement

foregoing cases, pursuant to a Modification that does not:  (A) contain terms that are determined by Bank to be more restrictive or onerous than the terms contained in the Third Amendment and this Amendment (taken together) and (B) result in an Event of Default or an event which, with the giving of notice or the lapse of time or both, would constitute an Event of Default.

(b)      Section 5.3 of the Existing Credit Agreement is hereby amended and restated to read in full as follows:

SECTION 5.3.OTHER INDEBTEDNESS.  Create, incur, assume or permit to exist any indebtedness or liabilities resulting from borrowings, loans or advances, whether secured or unsecured, matured or unmatured, liquidated or unliquidated, joint or several, except:  (a) the liabilities of Borrower or such Third Party Obligor to Bank; and (b) Permitted Indebtedness.  “Permitted Indebtedness” shall mean without duplication of amounts:  (i) indebtedness of Borrower or any Third Party Obligor to Borrower or any Subsidiary in the ordinary course of business; (ii) indebtedness in favor of Solon AG and its affiliates under the Amended and Restated Supply Agreement, dated as of April 14, 2005, as amended, between Borrower and Solon AG fur Solartechnik; (iii) indebtedness in favor of customers and suppliers of the Borrower and Third Party Obligors in connection with supply and purchase agreements in an aggregate principal amount not to exceed Two Hundred Million Dollars ($200,000,000.00) at any one time and any refinancings, refundings, renewals or extensions thereof (without shortening the maturity thereof or increasing the principal amount thereof); (iv) 1.25% senior convertible debentures issued in February 2007 in the aggregate principal amount of Two Hundred Million Dollars ($200,000,000.00) plus accrued interest thereon; (v) obligations owed to bonding companies in connection with obligations under bonding contracts (however titled) entered into in the ordinary course of business, pursuant to which such bonding companies issue bonds or otherwise secure performance of Borrower and Subsidiaries for the benefit of their customers and contract counterparties; (vi) 0.75% senior convertible debentures issued in August 2007 in the aggregate principal amount of Two Hundred Twenty-Five Million Dollars ($225,000,000.00) plus accrued interest thereon; (vii) indebtedness to Union Bank of California (“UBOC”) consisting of an unsecured term loan in an principal amount not to exceed $30,000,000.00, provided that (1) prior to Borrower or any Third Party Obligor entering into any definitive or binding agreement with respect to any such indebtedness, Bank shall have reviewed and approved in writing all material terms and conditions of such indebtedness, and (2) the loan agreement and other definitive agreements (the “UBOC Documents”) are in all material respects consistent with such terms and conditions; (viii) guaranties and similar obligations that are otherwise permitted under Section 5.4; (ix) loans, advances and investments that are otherwise permitted under Section 5.5; (x) indebtedness in respect of the Debentures Offering (as that term is defined in that certain Consent to New Indebtedness, dated as of April, 2009, between Borrower and Bank (the “Consent”) and Hedging Transactions (as that term is defined in the Consent); (xi) indebtedness, in an aggregate principal amount not to exceed Twenty Million Dollars ($20,000,000.00) outstanding at any time, incurred by Borrower and constituting part of the Total Non-Stock Consideration paid by Borrower to consummate the Specified Acquisition Transaction (as hereinafter defined) (such indebtedness, the “Specified Acquisition Transaction Indebtedness”); (xii) additional indebtedness of Borrower and Third Party Obligors in an aggregate principal amount not to exceed Twenty-Five Million Dollars ($25,000,000.00) outstanding at any one time; and (xiii) accrued interest on any of the foregoing.  For clarity, Bank and Borrower agree that Borrower’s or any Subsidiary’s trade payables incurred in the ordinary course of business do not constitute indebtedness prohibited or restricted by the terms of this Section 5.3.  Borrower shall not agree to any amendment of or departure from any terms and conditions of the UBOC Documents or the IFC Documents (as hereinafter defined) which would render the terms thereof more restrictive or onerous to Borrower, any Third Party Obligor or SunPower Philippines Manufacturing Limited than the material terms and conditions reviewed and approved by Bank in writing.  In addition, Borrower shall not amend, supplement or otherwise modify (or permit any of the foregoing) or request or agree to any consent or waiver under (any of the foregoing, a “Modification”) any evidence of Permitted Indebtedness without the prior written consent of Bank, except to the extent that such Modification of Permitted Indebtedness does not result and could not reasonably be expected to result in an Event of Default or any event which, with the giving of notice, the lapse of time or both, would constitute an Event of Default.

(c)      Clauses (iv) and (v) of Section 5.4 of the Existing Credit Agreement are hereby amended and restated to read in full as follows:

(iv) unsecured guarantees of indebtedness of SunPower Philippines Manufacturing Limited owing to International Finance Corporation (“IFC”) in an aggregate amount not to exceed, at any time, Seventy-Five Million Dollars ($75,000,000.00), provided that (1) prior to Borrower or SunPower Philippines Manufacturing Limited entering into any definitive or binding agreement with respect to any such guaranty and/or indebtedness, Borrower shall have provided to Bank, and Bank shall have reviewed and approved in writing, all material terms and conditions of such guaranty and indebtedness, and (2) the guaranty, loan agreement and other definitive agreements (the “IFC Documents”) are in all material respects consistent with the material terms and conditions thereof approved in writing by Bank; and (v) guaranties of other Permitted Indebtedness.

(d)      Clauses (d) and (e) of Section 5.5 of the Existing Credit Agreement are hereby amended and restated to read in full as follows:

(d)           investments which constitute Specified Transactions permitted pursuant to Section 5.8, (e) loans, advances or investments that constitute Permitted Indebtedness,

(e)      Notwithstanding the provisions of Section 5.8 of the Existing Credit Agreement, so long as no Event of Default or event which, with the giving of notice, the lapse of time or both, would constitute an Event of Default exists or would result by virtue thereof, SunPower may:  (i) enter into an agreement pertaining to a Specified Transaction involving the acquisition by SunPower of all of the issued and outstanding equity interests of an unaffiliated European entity (which owns a solar project development pipeline and which is the indirect owner of all of the issued and outstanding equity interests in a solar photovoltaic project identified to Bank as “M24” (“M24”)) for Total Non-Stock Consideration (including the Specified Acquisition Transaction Indebtedness) in an aggregate amount not to exceed Three Hundred Million Dollars ($300,000,000.00) (such Specified Transaction, the “Specified Acquisition Transaction”); and (ii) consummate the Specified Acquisition Transaction so long as:  (A) prior to the consummation of the Specified Acquisition Transaction, SunPower provides Bank with such information as Bank may reasonably request:  (1) regarding the identity of the target of the Specified Acquisition Transaction and of M24; and (2) to assess Borrower’s pro forma compliance with all financial and other covenants set forth in the Credit Agreement for each of the four consecutive fiscal quarters of SunPower following the consummation of the Specified Acquisition Transaction; and (B) upon the closing of the Specified Acquisition Transaction, SunPower provides Bank with a certificate addressed to Bank, duly executed and delivered by the chief executive officer, president, chief financial officer, treasurer or controller of SunPower, detailing pro forma compliance with all financial covenants set forth in the Credit Agreement for each of the four consecutive fiscal quarters of SunPower following the consummation of the Specified Acquisition Transaction.

(f)       Section 5.6 of the Existing Credit Agreement is hereby amended and restated to read in full as follows:

SECTION 5.6.DIVIDENDS, DISTRIBUTIONS.  Declare or pay any dividend or distribution either in cash, stock or any other property on Borrower’s stock now or hereafter outstanding, nor redeem, retire, repurchase or otherwise acquire any shares of any class of Borrower’s stock now or hereafter outstanding (other than repurchases or the like from employees, consultants, officers and directors in connection with Borrower’s stock plan); nor agree (or cause or permit any Subsidiary (other than M24) to agree) with any third party to prohibit, condition or restrict the payment of dividends and distributions by such Subsidiary to Borrower or to another Subsidiary.

(g)           The Line of Credit Note and Section 1.1(a) of the Existing Credit Agreement are hereby amended by deleting any reference to “March 27, 2010” contained therein and by substituting therefor a reference to “April 26, 2010.”

Section 3.         Representations and Warranties.  Each of SunPower, SunPowerNA and SunPower Systems hereby represents and warrants to Bank as follows:

(a)      No Event of Default or any event which, with the giving of notice, the lapse of time or both, would constitute an Event of Default has occurred and is continuing (or would result from the amendments to the Existing Credit Agreement proposed to be effected hereby).

(b)     The execution, delivery and performance by each of SunPower, SunPowerNA and SunPower Systems of this Amendment have been duly authorized by all necessary corporate or other action and do not and will not require any registration with, consent or approval of, or notice to or action by, any person or entity in order to be effective and enforceable.

(c)      All representations and warranties of each of SunPower, SunPowerNA and SunPower Systems contained in each Loan Document to which each is a party are true, correct and complete in all material respects (except to the extent such representations and warranties expressly (i) refer to an earlier date, in which case they are true, correct and complete as of such earlier date and (ii) are inaccurate due to the Specified Financial Statement Accounting Errors (as that term is defined in the Third Amendment), which inaccuracy is expressly addressed by the Third Amendment).

Section 4. Effectiveness.  This Amendment shall become effective as of the date first set forth above (such date, the Effective Date”) upon the satisfactions of the following conditions:

(a)            Bank shall have received an original of this Amendment, duly executed and delivered by each of SunPower, SunPowerNA and SunPower Systems;

(b)      each of the representations and warranties of SunPower, SunPowerNA and SunPower Systems contained in Section 3 of this Amendment shall be true, correct and complete; and

(c)      Bank shall have received in immediately available U.S. Dollars, all out-of-pocket costs and expenses (including reasonable attorneys’ fees and costs) incurred by Bank in connection with the Specified Events of Default, this Amendment and the transactions contemplated hereby and invoiced to SunPower prior to the date on which this Amendment is otherwise to become effective; provided that the failure to invoice any such amounts to SunPower prior to such date shall not preclude Bank from seeking reimbursement of such amounts, or excuse SunPower from paying or reimbursing such amounts, following the  Effective Date.

Section 5.         General Provisions.

(a)      Each of SunPower, SunPowerNA and SunPower Systems specifically acknowledges and agrees that:  (i) the execution and delivery by Bank of this Amendment shall not be deemed to create a course of dealing or otherwise obligate Bank to execute similar agreements under the same, similar or different circumstances in the future; (ii) Bank does not have any obligation to SunPower or any Third Party Obligor to further amend provisions of the Credit Agreement or the other Loan Documents or to grant the same, similar or different waivers of any future Event of Default (or event which, with the giving of notice, the lapse of time or both, would constitute an Event of Default); and (iii) except as expressly set forth herein, the Existing Credit Agreement and each of the other Loan Documents, and the representations, warranties, covenants, understandings and agreements of SunPower and each Third Party Obligor thereunder, shall remain unchanged and in full force and effect.

(b)      This Amendment shall be binding upon and inure to the benefit of the parties to the Existing Credit Agreement and their respective successors and assigns.

(c)      This Amendment may be executed in any number of counterparts, each of which shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument.  Each of the parties hereto understands and agrees that this document (and any other document required herein) may be delivered by the other party thereto either in the form of an executed original or an executed original sent by telefacsimile or electronic transmission to be followed promptly by mailing of a hard copy original, and that receipt by Bank by electronic mail or telefacsimile transmission of a document purportedly bearing the signature of any party hereto shall bind such party with the same force and effect as the delivery of a hard copy original.

(d)           This Amendment contains the entire and exclusive agreement of the parties to the Existing Credit Agreement with reference to the matters discussed herein.  This Amendment supersedes all prior drafts and communications with respect hereto.  This Amendment may not be amended except in accordance with the provisions of the Credit Agreement.

(e)      Each reference to “this Agreement,” “hereof,” “hereunder,” “herein” and “hereby” and each other similar reference contained in the Existing Credit Agreement, and each reference to the “Credit Agreement” and each other similar reference in the other Loan Documents, shall from and after the Effective Date, refer to the Existing Credit Agreement, as amended hereby.  This Amendment and the Existing Credit Agreement shall be read together, as one document.  This Amendment is a Loan Document.

(f)            This Amendment is subject in all respects to Section 7.10 and 7.11 of the Existing Credit Agreement, each of which is incorporated herein, mutatis mutandis.

[Document continues with signature pages.]

In Witness Whereof, the parties hereto have caused this Fourth Amendment to Amended and Restated Credit Agreement to be duly executed as of the date first written above.

SunPower:

SunPower Corporation,
a Delaware corporation

By:	/s/ Dennis V. Arriola
Name:	Dennis V. Arriola
Title:	SVP and CFO

Fourth Amendment to
Amended and Restated Credit Agreement

Third Party Obligors:

SunPower North America, LLC,
a Delaware limited liability company

By:	/s/ Dennis V. Arriola
Name:	Dennis V. Arriola
Title:	SVP and CFO

SunPower Corporation, Systems,
a Delaware corporation

By:	/s/ Dennis V. Arriola
Name:	Dennis V. Arriola
Title:	SVP and CFO

Fourth Amendment to
Amended and Restated Credit Agreement

Bank:

Wells Fargo Bank, National Association,
a national banking association

By:	/s/ Matt Servatius
Name:	Matt Servatius
Title:	Vice President

Fourth Amendment to
Amended and Restated Credit Agreement